Exhibit 99.1

FOR IMMEDIATE RELEASE	MARCH 8, 2006
SYKES ENTERPRISES, INCORPORATED REPORTS
FOURTH QUARTER 2005 FINANCIAL RESULTS
Fourth quarter EPS of $0.22 exceeds guidance;
Continued capacity and business line expansions
as well as growth across key vertical markets mark 2006 outlook
TAMPA, FL — March 8, 2006 — Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today financial results for the fourth quarter of and full year 2005, highlights of which are as follows:

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2005	2004 (1)
Revenues	$128.8	$120.7
Income from Operations	$9.1	$11.4
Net Income	$8.6	$8.4

EPS	$0.22	$0.21

(1)	Results for the fourth quarter of 2004 included the benefit of a $5.4 million insurance settlement related to a hurricane damaged customer contact management center in Marianna, FL.
•	Total fourth-quarter revenues increased 6.7%, led primarily by customer care call volume growth across the Americas segment

•	Americas growth supported by volume growth from existing and new client programs within the communications vertical

•	Fourth quarter 2005 operating margin was 7.1%, a 210 basis points increase over the prior year’s fourth quarter, excluding the insurance settlement
Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 20.4% to $86.2 million, or 66.9% of total revenues, for the fourth quarter of 2005. Revenues for the prior year period totaled $71.6 million, or 59.3% of total revenues. Approximately 1.2% of the 20.4% in fourth quarter 2005 revenue percentage increase was related to the Canadian acquisition completed in the first quarter of 2005. Excluding the acquisition, the year-over-year revenue increase was attributable to a broad-based increase in customer care call volumes from new and existing clients, particularly in the communications vertical where the company continues to make inroads into new business lines, including broadband cable, in addition to DSL. The Company continues to see opportunities across most of its other verticals as well, including financial services and healthcare.

On a sequential basis, the Americas revenues rose 7.3% to $86.2 million compared to $80.3 million in the third quarter of 2005.
The Americas operating margin before corporate G&A expenses and impairment of long-lived assets for the fourth quarter of 2005 was 17.2% versus 19.7% in the comparable quarter last year. Results in the prior year included a gain of approximately $5.4 million, or 7.5% of the Americas operating margin of 19.7%, on an insurance settlement claim related to the hurricane damage at the Company’s Marianna, Florida customer contact management center. Excluding the prior year insurance settlement gain, the year-over-year Americas operating margin improvement was primarily due to a broad-based increase in customer care call volumes within the Americas segment and lower operating expenses, including depreciation, rents and bad debts.
On a sequential basis, the Americas operating margin increased to 17.2% in the fourth quarter of 2005 versus 16.4% in the third quarter of 2005. The increase was largely attributable to increases in call volumes and lower operating expenses as noted above.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 13.4% to $42.6 million, representing 33.1% of SYKES’ total revenues for the fourth quarter of 2005 compared to $49.1 million, or 40.7%, in the prior year’s fourth quarter. The foreign currency effect to SYKES’ fourth quarter 2005 EMEA revenues was a decline of approximately $3.8 million due to a weaker Euro compared with the same period last year. Excluding this foreign currency impact, EMEA revenues for the fourth quarter of 2005 decreased approximately $2.7 million, reflecting overall customer care call volume declines associated with the ongoing softness in the EMEA market coupled with the ramp down of a previously announced contract expiration of a customer care program with a technology client in the third quarter of 2005.
Sequentially, EMEA revenues increased approximately $0.3 million, or 0.7%, to $42.6 million compared to $42.3 million in the third quarter of 2005. Excluding a foreign currency impact of approximately $1.0 million related to the decline in the Euro compared with the third quarter, fourth quarter 2005 EMEA revenues increased $1.3 million due to a sequential rise in customer care call volumes from the third quarter seasonality associated with the European holidays.
The operating margin for EMEA before corporate G&A expenses and impairment of long-lived assets in the fourth quarter of 2005 was 3.6% compared to 10.8% in the prior year period. The year-over-year margin decrease was principally due to lower technology call volumes and lower performance incentives, coupled with certain severance expenses related to the previously noted client contract expiration.
Sequentially, the EMEA operating margin declined to 3.6% from 5.5%, primarily reflecting severance costs related to the previously discussed contract expiration of a customer care program with a technology client.
Corporate Costs
Corporate costs totaled $7.3 million in the fourth quarter of 2005, a decrease of $0.2 million from $7.5 million in the prior year period. The decrease was due to a reduction in certain miscellaneous costs.
Other Income and Taxes
Other income for the fourth quarter of 2005 totaled approximately $0.6 million compared to other income of $0.2 million for the same period in the prior year. The year-over-year increase in other income was primarily related to additional interest income resulting from higher average levels of cash earning higher interest, coupled with rental income from the lease of four U.S. customer contact management centers.
During the fourth quarter of 2005, the Company’s tax rate was 11.2% versus 26.8% in the same period last year. The decrease in the effective tax rate was primarily due to a favorable shift in the geographic mix of earnings to low tax rate jurisdictions.
2005 Twelve-Month Review
Americas
For the twelve-months ended December 31, 2005, revenues generated from the Company’s clients in the Americas segment, including operations in North America and offshore, increased 12.3% to $318.2 million, or 64.3% of total revenues. This compared to revenues of $283.3 million, or 60.7% of total revenues, for the twelve-months of 2004. Approximately 1.1% of the 12.3% in revenue percentage increase for 2005 was related to the Canadian acquisition completed in the first quarter of 2005. Excluding the acquisition, the revenue increase and percentage shift primarily reflected the broad based increase of customer call volumes within the Americas region, particularly in the offshore region where SYKES’ successful build-up of revenues have offset the initial impact of client migration from the U.S. to offshore operations in 2004.
The Americas operating margin before corporate G&A expenses and impairment of long-lived assets for the twelve-months ended December 31, 2005 was 15.8% compared to 10.9% for the twelve-months ended December 31, 2004. The results for the twelve-months of 2005 include a $1.7 million net gain on the sale of a U.S. customer contact management center, representing 0.5% of operating margin. This compared to results for the twelve-months of 2004, which included a gain of $5.4 million related to an insurance settlement and $6.9 million in net gains related to the sale of three U.S. customer contact management centers, together representing 4.3% of operating margin. Excluding these gains, Americas operating margin improvement was due to an increase in customer care call volumes, favorable revenue mix-shift to higher margin offshore regions and lower operating expenses.
EMEA
For the twelve-months ended December 31, 2005, revenues from the Company’s EMEA region declined 3.7% to $176.7 million, representing 35.7% of SYKES’ total revenues, compared to $183.5 million, or 39.3%, in the prior year. The foreign currency effect to SYKES’ twelve-months 2005 EMEA revenues was a $0.1 million positive impact from the stronger Euro compared with the twelve-months of 2004. Excluding this foreign currency impact, EMEA revenues for the twelve-months of 2005 decreased by $6.8 million, reflecting soft customer care call volumes and certain program expirations.
The operating margin for EMEA before corporate G&A expenses and impairment of long-lived assets for the twelve-months ended December 31, 2005 was 4.2% compared to 5.7% in the prior year. The year-over-year margin decline was primarily attributable to the softer customer care call volumes and severance expense during the second half of the year related to the expired technology client contract noted above.
Corporate Costs
Corporate costs for the twelve months ended December 31, 2005 totaled $31.1 million compared to $28.3 million in 2004, an increase of $2.8 million. Included in 2004 were Chairman and CEO succession costs of approximately $1.7 million. The increase was attributable to Sarbanes-Oxley compliance costs and other legal and professional fees.

Other Income and Taxes
Other income for 2005 totaled approximately $2.8 million compared to other income of $3.3 million for the prior year. The year-over-year decrease was due to a higher level of foreign currency transaction losses, partially offset by rental income from the leasing of four customer contact management centers.
For 2005, the Company’s tax rate was 19.6% versus 31.8% last year. The decrease in the effective tax rate was primarily due to a favorable shift in the geographic mix of earnings to low tax rate jurisdictions.
Liquidity and Capital Resources
The Company’s balance sheet at December 31, 2005 remained strong with cash and cash equivalents of $127.6 million and no outstanding debt. Approximately $86.3 million, or 68%, of the Company’s December 31st cash balance was held in international operations. Based on the cost-benefit analysis, the Company decided not to repatriate its cash held in international operations under the American Jobs Creation Act of 2004. At December 31, 2005, the Company also had $50 million of capacity available under its credit facility. For the three-months ended December 31st, 2005, the Company generated approximately $10.5 million in cash flow from operations. For the twelve months ended December 31, 2005, the Company generated $48.2 million in cash flow from operations.
Business Outlook
The business outlook for the first-quarter of and full-year 2006 reflects steadily growing customer care volumes from both existing clients and new clients and controlled seat capacity additions, particularly within the Americas region. The Company expects these capacity additions approximating between three and five percent, with the majority projected to be deployed over the first half of 2006. This new capacity growth will service various types of customer care programs within the communications vertical, further diversifying the business lines the Company serves within that vertical. Further, the Company expects steadily rising volumes across the healthcare and financial services verticals. Potentially offsetting the anticipated growth in the Americas region, though, is the EMEA region. Despite pockets of stabilization within some programs, the EMEA region remains soft overall. Also, as part of the Company’s long-term incentive plan, to be approved by the Board of Directors by March 2006, the EPS outlook incorporates the impact associated with expensing of equity-based compensation under the Financial Accounting Standards Board’s Statement 123R, which the Company adopted on January 1, 2006. First-quarter and full-year 2006 equity-based compensation expense is anticipated to impact EPS by approximately $0.01 and $0.04, respectively.
Considering the above factors, the Company anticipates the following financial results for the three months ended March 31, 2006:
•	Revenues in the range of $126 million to $130 million

•	Tax rate in the range of 24% to 27%

•	EPS in the range of $0.09 to $0.11 per diluted share

•	Capital expenditures in the range of $4 million to $6 million
For the twelve months ended December 31, 2006, the Company anticipates the following financial results:
•	Revenues in the range of $515 million to $540 million

•	Tax rate in the range of 24% to 27%

•	EPS in the range of $0.52 to $0.60 per diluted share

•	Capital expenditures in the range of $12 million to $16 million
For comparable purposes, results for the full-year 2005 included a gain of $1.7 million, or approximately $0.04 per share, related to the sale of a customer contact management center.

Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, March 9, 2006 at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of SYKES’ website at www.sykes.com/investors.asp under the heading “Investor Newsroom — Press Releases.”
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; and (xxiv) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2005	2004
Revenues	$128,756	$120,713
Direct salaries and related costs	(80,902)	(72,766)
General and administrative	(38,824)	(41,303)
(Loss) gain on disposal of property & equipment, net	35	(94)
Proceeds from property insurance settlement	—	5,378
Impairment of long-lived assets	—	(690)
Reversal of restructuring & other charges	—	113

Income from operations	9,065	11,351
Other income	611	157

Income before provision for income taxes	9,676	11,508
Provision for income taxes	(1,080)	(3,084)

Net income	$8,596	$8,424

Net income per basic share	$0.22	$0.21
Shares outstanding, basic	39,282	39,197

Net income per diluted share	$0.22	$0.21
Shares outstanding, diluted	39,723	39,304

*	Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2005	2004

Revenues	$494,918	$466,713
Direct salaries and related costs	(309,604)	(300,600)
General and administrative	(160,470)	(165,232)
Gain on disposal of property & equipment, net	1,778	6,915
Proceeds from property insurance settlement	—	5,378
Impairment of long-lived assets	(605)	(690)
Reversal of restructuring & other charges	314	113

Income from operations	26,331	12,597
Other income	2,772	3,264

Income before provision for income taxes	29,103	15,861
Provision for income taxes	(5,695)	(5,047)

Net income	$23,408	$10,814

Net income per basic share	$0.60	$0.27
Shares outstanding, basic	39,204	39,607

Net income per diluted share	$0.59	$0.27
Shares outstanding, diluted	39,536	39,722
* Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Segment Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2005	2004

Revenues:
Americas	$86,193	$71,592
EMEA	42,563	49,121

Total	$128,756	$120,713

Operating Income:
Americas	$14,828	$14,091
EMEA	1,517	5,297

Operating income before reversal of restructuring & other charges, impairment of long-lived assets and corporate G&A	16,345	19,388

Corporate G&A expenses	(7,280)	(7,460)
Reversal of restructuring & other charges	—	113
Impairment of long-lived assets	—	(690)

Income from operations	9,065	11,351

Other income	611	157
Provision for income taxes	(1,080)	(3,084)

Net income	$8,596	$8,424

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2005	2004

Revenues:
Americas	$318,173	$283,253
EMEA	176,745	183,460

Total	$494,918	$466,713

Operating Income:
Americas	$50,224	$30,960
EMEA	7,490	10,478

Operating income before reversal of restructuring & other charges, impairment of long-lived assets and corporate G&A	57,714	41,438

Corporate G&A expenses	(31,092)	(28,264)
Reversal of restructuring & other charges	314	113
Impairment of long-lived assets	(605)	(690)

Income from operations	26,331	12,597

Other income	2,772	3,264
Provision for income taxes	(5,695)	(5,047)

Net income	$23,408	$10,814

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Current assets	$226,426	$205,490
Property and equipment, net	72,261	82,891
Other noncurrent assets	32,498	24,145

Total assets	$331,185	$312,526

Liabilities & Shareholders’ Equity:
Current liabilities	$82,433	$86,052
Noncurrent liabilities	22,662	16,439
Shareholders’ equity	226,090	210,035

Total liabilities and shareholders’ equity	$331,185	$312,526

Sykes Enterprises, Incorporated
Supplementary Data

	Q4 2005	Q4 2004

Geographic Mix (% of Total Revenue):

Americas (1)	66.9%	59.3%
Europe, Middle East & Africa (EMEA)	33.1%	40.7%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America, India and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q4 2005	Q4 2004	FY 2005	FY 2004

Vertical Industry Mix (% of Total Revenue):

Communications	34%	30%	34%	32%
Technology / Consumer	34%	38%	34%	36%
Financial Services	8%	8%	8%	8%
Transportation & Leisure	6%	6%	6%	6%
Healthcare	9%	8%	8%	7%
Other	9%	10%	10%	11%

Total:	100%	100%	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2005	2004

Cash Flow From Operating Activities:
Net income	$8,596	$8,424
Depreciation and amortization	6,016	7,043
Changes in assets and liabilities and other	(4,109)	(11,942)

Net cash provided by operating activities	$10,503	$3,525

Capital expenditures	$1,244	$4,165
Cash interest paid	$102	$215
Cash taxes paid	$3,698	$3,694

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2005	2004

Cash Flow From Operating Activities:
Net income	$23,408	$10,814
Depreciation and amortization	25,943	30,237
Changes in assets and liabilities and other	(1,160)	(27,316)

Net cash provided by operating activities	$48,191	$13,735

Capital expenditures	$9,910	$25,665
Cash interest paid	$510	$430
Cash taxes paid	$10,006	$11,216